Confidential Treatment Requested

PATENT LICENSING MASTER AGREEMENT

This PATENT LICENSING MASTER AGREEMENT (the "Agreement") is entered into as of September 25, 1998 (the "Effective Date") by and between Protein Design Labs, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 34801 Campus Drive, Fremont, California 94555 (hereinafter referred to as "PDL"), and Genentech, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 1 DNA Way, South San Francisco, California 94080 (hereinafter referred to as "GNE").

RECITALS

       WHEREAS, PDL has exclusive rights to certain patents designated as the Queen patents;

       WHEREAS, GNE has exclusive rights to certain patents designated as the Cabilly patents;

       WHEREAS, GNE desires to obtain certain nonexclusive license rights under the Queen patents for the development, manufacture and commercialization of
antibody products directed against up to six [     ] antigens under the terms
and conditions set forth below;

       WHEREAS, PDL desires to obtain certain nonexclusive license rights under the Cabilly patents for the development, manufacture and commercialization of
antibody products directed against up to six [     ] antigens under the terms
and conditions set forth below.

AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

1.  DEFINITIONS

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. References to this "Agreement" include the Exhibits. For the purposes of this Agreement the following words and phrases shall have the following meanings:

1.1 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity. Notwithstanding the foregoing, the term "Affiliate" under this Agreement with respect to GNE shall not include Roche Holdings, Inc., including its affiliated companies ("Roche"), until assignment of this Agreement to a member of such enterprise in accordance with Section 11.1.

1.2 "Antibody" means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but a separate license shall be required for the antigen involved for each arm of a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab')2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety. The term "Antibody" shall include any and all such constructs directed against any particular Antigen.

1.3 "Antigen" means a target molecule, usually a protein, to which an Antibody specifically binds and includes all epitopes on that target molecule.

1.4 "Europe" means the European Patent Convention Member Countries, including any successor organization and any additional countries that may join such organization from time to time during the term of this Agreement.

1.5  "GNE Antigen Extension Fee" means the fee defined in Section 3.4(a).

1.6  "GNE Double Up Fee" means the fee defined in Section 3.4(b).

1.7 "GNE License Agreement(s)" means the form of GNE License Agreement attached as Exhibit A.

1.8 "GNE Licensed Patents" mean the following patents and patent applications known generally as the Cabilly patents and patent applications:

(a) U.S. Patent No. 4,816,567 and the claims relating to chimeric antibodies found in patents or patent applications arising from divisionals, continuations or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority or any substitute applications therefor, any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent as well as the foreign counterparts of the foregoing and any and all reissues, reexaminations or extensions of the foregoing (but in any event excluding U.S.S.N. 07/205,419 and foreign counterparts thereof) ("Chimera Patents") and

(b) any patent issuing based on U.S.S.N. 07/205,419 (a continuation of the application maturing into U.S. Patent No. 4,816,567) relating to the coexpression of immunoglobulin chains in recombinant host cells, as well as the divisionals, continuations or continuations-in-part of such U.S.S.N. 07/205,419, the issued foreign counterparts of such U.S.S.N. 07/205,419 and any and all reissues, reexaminations or extensions or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent ("Coexpression Patents"). Attached hereto as Exhibit B is a list of patents and patent applications that GNE in good faith believes represents GNE Licensed Patents as of the Effective Date.

1.9 "GNE Licensed Product" means an Antibody with respect to which GNE has either significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, one or more claims of a PDL Licensed Patent which have neither expired nor have been disclaimed nor have been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

1.10  "GNE Named Antigen(s)" means the following Antigens:  [     ].

1.11 "Opposition Proceedings" means the legal proceedings at the European Patent Office ("EPO") initiated against EP patent 451,216B1 and terminating at the decision (oral and/or written)rendered by the Opposition Division ("OD") of the EPO, but excluding any proceedings resulting from the filing of an appeal to the OD's decision.

1.12  "PDL Antigen Extension Fee" means the fee defined in Section 6.4(a).

1.13  "PDL Double Up Fee" means the fee defined in Section 6.4(b).

1.14 "PDL License Agreement(s)" means the form of PDL License Agreement attached as Exhibit C.

1.15 "PDL Licensed Patents" means the patents and patent applications identified on Exhibit D and including any applications filed as of the Effective Date in the United States or any foreign jurisdiction. Licensed Patents shall include U.S. or foreign patents or patent applications which claim priority to any application to which a listed U.S. patent also claims priority. PDL Licensed Patents shall also include any foreign equivalents, addition, continuation, continuation-in-part or division of such patents or patent applications or any substitute applications therefor, any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent. Attached hereto as Exhibit D is a list of patents and patent applications that PDL in good faith believes represents PDL Licensed Patents as of the Effective Date.

1.16 "PDL Licensed Product" means an Antibody with respect to which PDL either has significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, sale or offer to sell of which would infringe, if not licensed under this Agreement, one or more claims of a GNE Licensed Patent which have neither expired or have been disclaimed nor have been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

1.17  "PDL Named Antigen(s)" means the following Antigens:  [          ].

2.  GNE'S RIGHTS TO LICENSES

2.1 Election. Subject to the terms and conditions of this Agreement and in partial consideration of the rights granted to PDL in Section 5 below, PDL hereby grants to GNE (a) through the period and subject to the limitation on the number of Antigens provided in Section 2.2, the right to receive for each Antigen designated by GNE, a nonexclusive, worldwide (except as provided in Section 3.2(a)(ii)) license under the PDL Licensed Patents to make, have made, use, import, offer to sell and sell Antibodies pursuant to a PDL License Agreement. This right shall not extend to the PDL Named Antigens. The rights of GNE under the PDL License Agreements shall include the right to grant sublicenses for Antibodies in accordance with the terms of the applicable PDL License Agreement. Each license elected by GNE hereunder shall be pursuant to a separate PDL License Agreement and effective as of the date of execution by both parties.

2.2  Number of Licensed Antigens; Term of Rights.

(a) Limit on Number of Antigens. Except as provided in Section 2.2(c), GNE's right to obtain licenses pursuant to Section 2.1 may be exercised for Antibodies directed against a maximum total of six (6) Antigens.

(b) Expiration of Rights to Elect. Except as provided in Section 2.2(c), GNE's right to obtain licenses pursuant to Section 2.1 shall expire on the
[   ] anniversary of the Effective Date; provided that GNE may elect to extend the expiration period for each license right under Section 2.1 not
exercised by the [    ] anniversary for an additional [        ] period by
written notice and payment of the GNE Antigen Extension Fee to PDL prior to
the [     ] anniversary of the Effective Date as provided in Section
3.4(a).

(c) Double Up Right.  Upon written notice to PDL and payment of the GNE
Double Up Fee at any time prior to the [     ] anniversary of the Effective
Date, GNE may elect up to an additional [     ] Antigens under Section 2.1
for a period of [   ]  years following the date of such notice; provided
that rights to elect licenses with respect to the first [    ] Antigens
shall expire as of the [     ] anniversary of the Effective Date unless
otherwise extended pursuant to Section 2.2(b). By way of illustration and without limitation, if GNE elects to exercise its right hereunder but has
exercised rights to licenses with respect to only [     ] Antigens under
Section 2.1 as of the [     ] anniversary of the Effective Date (and has
not extended the designation of the remaining [     ] Antigens pursuant to
Section 2.2(b)), then the cumulative number of Antigens subject to election
by GNE under this Agreement through the [   ]    anniversary shall be [
] Antigens.

2.3  Procedure for Exercise of License Rights.

GNE shall provide PDL with written notice identifying the Antigen for which GNE desires to enter into a PDL License Agreement pursuant to the provisions of Section 2.1. Within fifteen (15) business days of the written notice, GNE shall pay the applicable License Exercise Fee specified in Section 3.2(a). PDL shall promptly review and respond in writing to the request by GNE for a license within ten (10) business days of receipt of the written request. PDL may deny GNE's request for a license grant only if PDL has previously granted an exclusive or co-exclusive license or an unexpired option for an exclusive or co-exclusive license with respect to Antibodies to the identical Antigen or is then actively engaged in bona fide negotiations for such an exclusive or co-exclusive license or option for an exclusive or co-exclusive license; provided, however, that with
respect to each of the GNE Named Antigens and [     ], PDL shall provide
GNE written notice prior to entering into an exclusive or co-exclusive license or option with any third party with respect to that GNE Named Antigen and shall permit GNE the opportunity to exercise its rights under
Section 2.1 for a period not to exceed fifteen (15) days for a license for such GNE Named Antigen prior to the conclusion of an agreement with such third party for such a license or option. In the event that PDL denies GNE's request for a PDL License Agreement, GNE's right under Section 2.1 shall not be considered exercised. If PDL affirms GNE's request or has not responded within ten (10) business days of receipt of GNE's request under this Section 2.3(b), then GNE and PDL shall enter into a PDL License Agreement with respect to the Antigen.

3.  GNE'S PAYMENTS

3.1 Initial Fees. Within ten (10) days of the Effective Date, GNE shall pay an initial nonrefundable, noncreditable fee of Six Million Dollars ($6,000,000) for the right to obtain nonexclusive licenses pursuant to Section
2.1. In recognition of the value of the license rights hereunder attributable to Licensed Products that have received regulatory approval, the parties agree that Five Million Dollars ($5,000,000) of the Six Million Dollars ($6,000,000) payable under this Section 3.1 shall be considered payment attributable to the first license hereunder.

3.2  License Exercise Fees.

(a) License Exercise Fee. Within fifteen (15) business days after the delivery of a written notice to PDL for a nonexclusive license for Antibodies for one (1) Antigen under Section 2.1. GNE shall pay to PDL an exercise fee ("GNE License Exercise Fee") of either:

(i) One Million Dollars ($1,000,000)[                   ]

[                   ]

[          ] provided further that such amounts shall be increased annually beginning January 1, 1999 and on each January 1 thereafter by an amount equal to the Consumer Price Index-U (or its successor) published by the U.S. Bureau of Labor Statistics ("CPI-U") for the prior year. All adjustments hereunder shall be payable within fifteen (15) days of the publication of the CPI-U
for the applicable year.  [               ]. All such deductions
shall be documented with any payments made hereunder.


(b) Credits. [         ].

3.3  Annual Maintenance Fees.  Each PDL License Agreement shall provide for
the payment to PDL of an annual maintenance fee beginning on the  [        ]
anniversary of each PDL License Agreement of either:

(a) [     ]

(b) [      ]

The PDL License Agreement shall further provide that annual maintenance
fees shall be [        ] against royalties payable in the year with
respect to which such annual maintenance fee is paid.

3.4  Antigen Extension Fee; Double Up Fee.

(a) Antigen Extension Fee. Concurrent with the delivery of the written notice of election to extend the expiration period of an exercise right under Section 2.2(b), GNE shall pay to PDL for each Antigen with respect to which GNE desires to extend such exercise period, a
nonrefundable, noncreditable extension fee of [     ].

(b) Double Up Fee. Concurrent with the delivery of the written notice of election of the "double up" right under Section 2.2(c), GNE shall pay to
PDL a nonrefundable, noncreditable fee of  [     ].

4.  GNE'S ROYALTIES

4.1  Royalty Rates.  GNE will pay royalties to PDL under the PDL License
Agreements at the rate of [     ] of net sales by GNE, its Affiliates and
sublicensees and Roche of each GNE Licensed Product. In the case of a GNE Licensed Product that is a bispecific antibody, to the extent a license is required under the PDL Licensed Patents each arm shall require a separate license, provided that even if two licenses are required, the bispecific antibody shall be considered one GNE Licensed Product and bear a royalty of [ ] of net sales by GNE, its Affiliates and sublicensees and Roche of that GNE Licensed Product.

4.2 Royalties to Third Parties. GNE acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, use and sale of any products licensed under the PDL License Agreements, and that GNE shall be responsible for any royalties and other payments with respect to those license rights. In no event shall GNE have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to PDL under the PDL License Agreements.

5.  PDL'S RIGHTS TO LICENSES

5.1 Election. Subject to the terms and conditions of this Agreement, and in partial consideration of the rights granted to GNE in Section 2, GNE hereby grants to PDL through the period and subject to the limitation on the number of Antigens provided in Section 5.2, the right to receive for each Antigen designated by PDL, a nonexclusive, worldwide license under the GNE Licensed Patents to make, have made, use, import, offer to sell and sell Antibodies pursuant to a GNE License Agreement. This right shall not extend to the GNE Named Antigens. The rights of PDL under the GNE License Agreements shall include the right to grant sublicenses for Antibodies in accordance with the terms of the applicable GNE License Agreement. Each license elected by PDL hereunder shall be pursuant to a separate GNE License Agreement and effective as of the date of execution by both parties.

5.2  Number of Licensed Antigens; Term of Rights.

(a) Limit on Number of Antigens. Except as provided in Section 5.2(c), PDL's right to obtain licenses pursuant to Section 5.1 may be exercised for Antibodies directed against a maximum total of six (6) Antigens.

(b) Expiration of Rights to Elect. Except as provided in Section 5.2(c), PDL's right to obtain licenses pursuant to Section 5.1 shall expire on the
later to occur of the [    ] anniversary of the Effective Date or [     ]
from the date of issuance in the United States of the Coexpression Patent (the "Expiration Date"), provided, however, that PDL may elect to extend the expiration period for each license right under Section 5.1 not
exercised by the Expiration Date for an additional [   ] period by written
notice and payment of the PDL Antigen Extension Fee to GNE prior to the Expiration Date as provided in Section 6.4(a).

(c) Double Up Right. Upon written notice to GNE and payment of the PDL Double Up Fee at any time prior to the Expiration Date, PDL may elect up to
an additional [   ] Antigens under Section 5.1 for a period of  [      ]
following the date of such notice; provided that rights to elect licenses
with respect to the first [     ] Antigens shall expire as of the
Expiration Date unless otherwise extended pursuant to Section 5.2(b). By way of illustration and without limitation, if PDL elects to exercise its right hereunder but has exercised rights to licenses with respect to only [ ] Antigens under Section 5.1 as of the Expiration Date (and has not
extended the designation of the remaining [     ] Antigens pursuant to
Section 5.2(b)), then the cumulative number of Antigens subject to election
by PDL under this Agreement through the [     ]  anniversary of the
Expiration Date shall be [     ] Antigens.

5.3  Procedure for Exercise of License Rights.

PDL shall provide GNE with written notice identifying the Antigen for which PDL desires to enter into a GNE License Agreement pursuant to the provisions of Section 5.1. Within fifteen (15) business days of the written notice, PDL shall pay the applicable License Exercise Fee specified in Section 6.2. GNE shall promptly review and respond in writing to the request by PDL for a license within ten (10) business days of receipt of the written request. GNE may deny PDL's request for a license grant only if GNE has previously granted an exclusive or co-exclusive license or an unexpired option for an exclusive or co-exclusive license with respect to Antibodies to the identical Antigen to either (a) a non-affiliate or (b) Roche under that certain agreement dated October 15, 1995, as such agreement is in effect on the Effective Date, or is then actively engaged in bona fide negotiations for such an exclusive or co-exclusive license or option for an exclusive or co-exclusive license; provided, however, that
with respect to each of the PDL Named Antigens and [     ], GNE shall
provide PDL written notice prior to entering into an exclusive or co-exclusive license or option with any third party with respect to that PDL Named Antigen and shall permit PDL the opportunity to exercise its rights under Section 5.1 for a period not to exceed fifteen (15) days for a license for such PDL Named Antigen prior to the conclusion of an agreement with such third party for such a license or option. In the event that GNE denies PDL's request for a GNE License Agreement, PDL's right under Section
5.1 shall not be considered exercised. If GNE affirms PDL's request or has not responded within ten (10) business days of receipt of PDL's request under this Section 5.3, then PDL and GNE shall enter into a GNE License Agreement with respect to the Antigen.

6.  PDL'S PAYMENTS

6.1 Initial Fees. Within ten (10) days of the Effective Date, PDL shall pay (a) an initial nonrefundable, noncreditable fee of One Million Dollars ($1,000,000) for the right to obtain nonexclusive licenses pursuant to Section 5.1.

6.2 License Exercise Fee. Within fifteen (15) business days after the delivery of a written notice to GNE for a nonexclusive license for Antibodies for one (1) Antigen under Section 5.1, PDL shall pay to GNE an exercise fee ("PDL License Exercise Fee") of :

(i) Five Hundred Thousand Dollars ($500,000) for a license under the Chimera Patents; and/or

(ii) Five Hundred Thousand Dollars ($500,000) for a license under the Coexpression Patents.

provided further that such amounts shall be increased annually beginning January 1, 1999 and on each January 1 thereafter by an amount equal to the CPI-U. All adjustments hereunder shall be payable within fifteen (15) days of the publication of the CPI-U for the applicable year.

6.3  Annual Maintenance Fees.  Each GNE License Agreement shall provide for
the payment to GNE of an annual maintenance fee beginning on the [     ]
anniversary of each GNE License Agreement of:

(a) [     ] under the license for the Chimera Patents; and/or

(b) [     ] under the license for the Coexpression Patents.

The GNE License Agreement shall further provide that annual maintenance fees shall be fully creditable against royalties payable in the year with respect to which such annual maintenance fee is paid.

6.4  Antigen Extension Fee; Double Up Fee.

(a) Antigen Extension Fee. Concurrent with the delivery of the written notice of election to extend the expiration period of an exercise right under Section 5.2(b), PDL shall pay to GNE for each Antigen with respect to which PDL desires to extend such exercise period, a nonrefundable,
noncreditable extension fee of [     ].

(b) Double Up Fee. Concurrent with the delivery of the written notice of election of the "double up" right under Section 5.2(c), PDL shall pay to
GNE a nonrefundable, noncreditable fee of [     ].

7. PDL'S ROYALTIES

7.1  Royalty Rates. PDL will pay royalties to GNE under the GNE License
Agreements at the rate of [     ] of net sales by PDL, its Affiliates and
sublicensees of each PDL Licensed Product. In the case of a PDL Licensed Product that is a bispecific antibody, to the extent a license is required under the PDL Licensed Patents each arm shall require a separate license, provided that even if two licenses are required, the bispecific antibody shall
be considered one PDL Licensed Product and bear a royalty of [     ] of net
sales by PDL, its Affiliates and Designees of that PDL Licensed Product.

7.2 Royalties to Third Parties. PDL acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, use and sale of any products licensed under the GNE License Agreements, and that PDL shall be responsible for any royalties and other payments with respect to those license rights. In no event shall PDL have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to GNE under the GNE License Agreements.

8.  REPRESENTATIONS, DISCLAIMERS

8.1  Representations of PDL.  PDL represents and warrants to GNE that:

(a) The execution, delivery and performance of this Agreement by PDL will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which PDL is a party or by which it is bound, or to PDL's knowledge, violate any statute, rule or governmental regulation applicable to PDL.

(b) PDL has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c) The PDL Licensed Patents constitute all of the patents and patent applications owned by PDL as of the Effective Date which relate generally to the humanization of antibodies.

8.2  Representations of GNE.  GNE represents and warrants to PDL that:

(a) The execution, delivery and performance of this Agreement by GNE will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which GNE is a party or by which it is bound, or to GNE's knowledge, violate any statute, rule or governmental regulation applicable to GNE.

(b) GNE has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)  With the exception of [     ] (including any divisionals,
continuations or continuations-in-part of such applications, the issued foreign counterparts of such applications and any and all reissues, reexaminations or extensions or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent), the GNE Licensed Patents constitute all of the patents and patent applications owned by GNE as of the Effective Date which relate generally to chimeric and/or humanized antibodies and to the coexpression of immunoglobulin chains in recombinant host cells.

8.3 No Warranty of Validity, Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Licensed Patents; (b) a warranty or representation by GNE as to the validity or scope of any GNE Licensed Patents; or (c) a warranty or representation that anything made, used, sold or otherwise disposed of under any PDL License Agreement or GNE License Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

8.4 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 8.1 AND 8.2 ABOVE, NEITHER PDL NOR GNE MAKE TO THE OTHER ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. FURTHER, NEITHER PDL NOR GNE MAKE TO THE OTHER ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT PRACTICE UNDER ITS LICENSED PATENTS UNDER A LICENSE AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

9.  CONFIDENTIALITY; DISCLOSURE

9.1 Prior Agreement. This Agreement supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the treatment of confidential information, including without limitation that certain Confidentiality Agreement entered into between PDL and GNE as of September 4, 1997.

9.2 Confidentiality. During the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, each party shall maintain in confidence all information and materials disclosed by the other party in writing and marked as confidential or disclosed orally or otherwise and which has been denominated in writing by the disclosing party to be confidential within 30 days after such disclosure, including, without limitation, information relating to the PDL Licensed Patents or GNE Licensed Patents, PDL Licensed Products or GNE Licensed Products, and the business plans of the other party, including information provided by either party to the other party prior to the Effective Date, and shall not use such trade secrets or proprietary information for any purpose except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement. Each party shall obtain an appropriate enforceable agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such trade secrets or proprietary information for any purpose other than those permitted by this Agreement.

9.3 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (a) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission made with a request for confidential treatment for portions of such material for which such treatment may reasonably be expected to be granted) without first notifying the other party and allowing the other party a reasonable opportunity to seek injunctive relief from the obligation to make such disclosure or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, sublicensees, agents or subcontractors in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party, (c) disclosure is made to a government regulatory agency as part of such agency's biological product license approval process or (d) the amount of royalties paid or received is disclosed in a party's financial statements or reports.

9.4 Public Disclosure. The parties will issue a press release concerning the parties' entry into this Agreement in the form attached hereto as Exhibit
E. Other than the foregoing and except as required by law or regulation, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure. In any event, each party shall be entitled to identify the number of licenses with respect to which a party has exercised its rights hereunder, licensed Antigens if such Antigens have been previously publicly identified, and the number of Antigens with respect to which a party may obtain a license hereunder.

10.  TERM AND TERMINATION

10.1 Term. Unless earlier terminated in accordance with this Article 10, this Agreement shall remain in effect until the expiration of the last GNE License Agreement or PDL License Agreement.

10.2 Default. If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Agreement, the party not in default may provide notice of such default to the defaulting party. The provisions for resolution of a default are limited to those set forth in Section 11.6 below.

10.3 Rights and Obligations Upon Termination or Expiration. Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. In addition, the obligations set forth in Articles 9 and 11 shall survive the expiration or termination of this Agreement. Upon termination of this Agreement, each party shall return to the other party any Confidential Information disclosed by the other party under this Agreement.

11.  MISCELLANEOUS

11.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either may assign this Agreement without consent to a party which acquires all or substantially all of that portion of the business to which this Agreement pertains, whether by merger, sale of assets or otherwise. A merger or consolidation shall be deemed to constitute an assignment.

11.2 Entire Agreement; Amendment. This Agreement, including Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

11.3 Severability. If any provision of this Agreement is declared invalid by any court of competent jurisdiction from which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties.

11.4 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by express courier or facsimile and confirmed by mailing, as follows (or at such other address as PDL or GNE shall have furnished to the other in writing) and shall be effective three (3) days business after such mailing:

        If to PDL:              Protein Design Labs, Inc.
                                34801 Campus Drive
                                Fremont, CA 94555
                                Attention:  General Counsel

                                Facsimile number:  (510) 574-1500

        If to GNE:              Genentech, Inc.
                                1 DNA Way
                                South San Francisco, CA  94080
                                Attention:  Corporate Secretary

                                Facsimile number:  (650) 225-8654

11.5 Choice of Law. The validity, performance, construction, and effect of this Agreement and any arbitration conducted under section 11.6 below shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

11.6  Dispute Resolution.

(a) Negotiations. Any dispute, controversy or claim arising out of or relating to any provision of this Agreement or a GNE License Agreement or a PDL License Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including without limitation, this dispute resolution provision, shall be subject to the procedures set forth in this Section 11.6. A designated representative of PDL and GNE will meet as reasonably requested by either party to review any dispute, controversy or claim arising out of or relating to any provision of this Agreement or a GNE License Agreement or a PDL License Agreement.
If the disagreement is not resolved by the designated representatives by mutual agreement within thirty (30) days after a meeting to discuss the disagreement, either party may at any time thereafter provide the other written notice specifying the terms of such disagreement in reasonable detail. Upon receipt of such notice, the chief executive officers of PDL and GNE shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They will discuss the problems and/or negotiate for a period of up to sixty (60) days in an effort to resolve the disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such negotiations, the parties will reasonably cooperate and provide information that is not materially confidential in order that each of the parties may be fully informed with respect to the issues in dispute. The institution of a formal legal proceeding under
Section 11.6(a) or (b) to resolve the disagreement may occur by written notice to the other party only after the earlier of: (a) the chief executive officers mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur, or (b) following expiration of the sixty (60) day negotiation period. Participation in the Opposition Proceedings shall not be subject to the provisions of this
Section 11.6.

(b) Arbitration. Subject to Section 11.6(a), any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof, but not including any dispute, controversy or claim concerning the validity of any GNE Licensed Patent or PDL Licensed Patent, shall be submitted by the parties to arbitration in Santa Clara County, California in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA") except as otherwise provided herein. If the dispute, controversy or claim concerns the validity of any GNE Licensed Patent or PDL Licensed Patent, all matters subject to dispute, controversy or claim hereunder shall be removed to Federal District Court as provided in Section 11.6(c).

Any arbitration proceeding hereunder shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one (1) neutral arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of a person who shall devote substantial time to arbitrating within thirty (30) days of such failure. Discovery permitted by the arbitrator shall be pursuant to California Code of Civil Procedure Sections 1283.05 and 1283.1, provided that all discovery shall be completed within sixty (60) days of the appointment of such arbitrator and the decision rendered by such arbitrator shall thereafter be delivered in writing setting forth the basis therefor within thirty (30) days after the completion of discovery. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute but only to the extent necessary to protect either party's name, proprietary information, trade secrets, know-how or any other similar proprietary rights. If the issues in dispute involve scientific or technical matters related to monoclonal antibody technology, any arbitrator chosen hereunder shall have not less than five (5) years of educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific and/or technical knowledge related to monoclonal antibody technology. If the issues in dispute involve patent matters (other than validity of a GNE Licensed Patent or PDL Licensed Patent), then such arbitrator shall also be a licensed patent attorney or otherwise knowledgeable about patent law matters and to the extent possible, with monoclonal antibody technology. The decision of the arbitrator shall be in writing and shall set forth the basis therefor. The arbitrator shall have the authority to award such remedies as he or she believes appropriate in the circumstances, including, but not limited to, compensatory damages subject to the Three Percent (3%) royalty maximum set forth herein, consequential and incidental damages, interest, tort damages (but not punitive or similar damages) and specific performance and other equitable relief.

(c) Patent Validity. Subject to Section 11.6(a), any dispute, controversy or claim (i) which involves the validity of a GNE Licensed Patent or PDL Licensed Patent issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or adjudicated in Federal District Court, Central District, Santa Clara County in the State of California and (ii) which involves the validity of a GNE Licensed Patent or PDL Licensed Patent issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country. The prevailing party shall be entitled to recover from the other party, the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with any action or proceeding under this Section 11.6(c).

11.7 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

11.8 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

11.9 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PDL:                                                GNE:

Protein Design Labs, Inc.                           Genentech, Inc.

By /s/  Laurence Jay Korn                           By /s/  Arthur Levinson

Title   Chairperson & CEO                           Title   President  & CEO



Exhibits

Exhibit A- Form of GNE License Agreement

Exhibit B- GNE Licensed Patents

Exhibit C - Form of PDL License Agreement

Exhibit D - PDL Licensed Patents

Exhibit E - Form of Joint Press Release

Exhibit A

Form of GNE License Agreement

Confidential Treatment Requested

GNE LICENSE AGREEMENT

This GNE License Agreement ("Agreement"), dated as of
                , is between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (hereinafter "GNE") and Protein Design Labs, Inc., a Delaware corporation, having a place of business at 34801 Campus Drive, Fremont, California 94555 (hereinafter "PDL").

WHEREAS:

A. GNE and PDL have entered into a Patent Licensing Master Agreement effective September __, 1998 (the "Master Agreement"), pursuant to which PDL may enter into this Agreement with respect to a license under either or both of the Chimera Patents or Coexpression Patents (as defined below), commonly referred to as the "Cabilly Patents," for PDL's antibody products and services.

B. The Master Agreement provides PDL with the right to obtain a nonexclusive, worldwide, royalty-bearing license under the Cabilly Patents under the terms and conditions of this Agreement.

        NOW, THEREFORE, the parties agree as follows:

Article I

DEFINITIONS

All references to Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. Unless otherwise specifically set forth herein, the following terms shall have the following meanings:

1.01. "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

1.02. "Antibody" means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but only with respect to the Antigen for a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab')2; single-chain antibodies, and antibody conjugates bound to a toxin, label or other moiety, as well as any and all such constructs directed against the Antigen.

1.03.  "Antigen" means the target molecule: _____________________.

1.04. "Bulk Product" means Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

1.05. "Combination Product(s)" means any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.06. "Designee" means a Sublicensee or other person or entity designated by a Party to exercise the rights of and perform obligations hereunder in place of that Party in the Territory or a portion thereof.

1.07. "Effective Date" means the date of this Agreement as set forth above.

1.08. "Finished Product" means any and all Licensed Products in form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.09. "Licensed Patents" means either or both of the following, as elected by PDL pursuant to Section 2.01 hereof and set forth on Exhibit A known generally as the Cabilly patents and patent applications:

(a) U.S. Patent No. 4,816,567 and the claims relating to chimeric antibodies found in patents or patent applications arising from divisionals, continuations or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority or any substitute applications therefor, any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent as well as the foreign counterparts of the foregoing (but in any event excluding U.S.S.N. 07/205,419 and foreign counterparts thereof) ("Chimera Patents") and

(b) any patent issuing based on U.S.S.N. 07/205,419 (a continuation of the application maturing into U.S. Patent No. 4,816,567) relating to the coexpression of immunoglobulin chains in recombinant host cells, as well as the divisionals, continuations or continuations-in-part of such U.S.S.N. 07/205,419, the issued foreign counterparts of such U.S.S.N. 07/205,419 and any and all reissues, reexaminations or extensions or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent ("Coexpression Patents").

1.10. "Licensed Product(s)" means an Antibody with respect to which PDL has either significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, a Valid Claim.

1.11.  "Net Sales" means the gross invoice or contract price to third party customers for Finished Products.  Finished Products used or consumed by PDL or its Affiliates or Designees as part of the delivery of services to customers shall be considered Net Sales at the gross invoice or contract price of like Finished Products which are sold to customers. If Licensed Product is sold in combination with one or more active ingredients, Net Sales shall be calculated by multiplying Net Sales of the Combination Product by the fraction A/(A+B) where A is the sales price of the Finished Product in the Combination Product when sold separately and B is the total sales price of all other active ingredients in the Combination Product when sold separately. If the Finished Product and the other active ingredients are not sold separately, the portion of the total cost of the Combination Product attributed to Finished Product shall be a fraction, the numerator of which shall be the cost of the Finished Product and the denominator of which shall be the total cost of the Combination Product. The fraction shall be multiplied times the sales price of the Combination Product to arrive at Net Sales. For all Licensed Product
used or consumed by others than PDL, PDL shall be entitled to deduct [       ]
from Net Sales in lieu of all other deductions such as taxes, shipping charges, allowances and the like prior to calculating royalties due. If PDL or any of its Affiliates or Sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to PDL, or as reasonably estimated by PDL if unknown, shall be included in the definition of Net Sales. Net Sales shall not include Licensed Product provided for bona fide clinical trial, evaluation, research or development purposes.

Net Sales for Bulk Products shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

The method of calculating Net Sales of materials in form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by the Parties prior to the first sale or transfer of any such material by PDL to a non-affiliated third party.

1.12.  "Party" means GNE or PDL and when used in the plural shall mean
GNE and PDL.

1.13. "Sublicensee" means any person or entity granted a sublicense by PDL under this Agreement.

1.14.  "Territory" means worldwide.

1.15. "Valid Claim" means any claim in any Licensed Patents which claim has neither expired or been disclaimed nor has been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

Article II

GRANT

2.01. License. With respect to each Licensed Product, PDL shall provide written notice to GNE of its election to have either or both of the Chimera Patents and/or Coexpression Patents designated as Licensed Patents hereunder, and the Licensed Patents elected by PDL shall be specified in Exhibit A. Subject to the fulfillment by PDL of all the terms and conditions of this Agreement, GNE hereby grants to PDL and PDL hereby accepts a nonexclusive license, together with the right to sublicense, under Licensed Patents for the term thereof to make, have made, use, import, offer to sell and sell Licensed Products in the Territory. GNE shall be free at its discretion to enter into agreements with additional licensees at any time and on terms solely of its choosing.

2.02. Right to Appoint Designee. PDL shall have the right to sublicense all of its rights hereunder for all or part of the Territory (including on a country-by-country basis) to one or more Designees of its choosing, provided that PDL agrees that it will indemnify GNE for any failure of performance on the part of such Designee. An entity that simply acts to co-promote or to co-market a Licensed Product supplied by PDL shall not be considered a Designee and PDL may co-promote or co-market such Licensed Product with such entity in a given country or countries, provided that PDL shall be responsible for the payment of royalties on Net Sales of Licensed Products by such entity and for all other acts of such entity as if such acts were those of the PDL. Promptly following the execution of any sublicense hereunder, PDL shall notify GNE of the identity of the Designee and the scope of the sublicense.

2.03. No Other License. PDL understands and agrees that no license under any patent or application other than Licensed Patents is or shall be deemed to have been granted under this Agreement, either expressly or by implication.

2.04 Updates to List of Licensed Patents. A list of all Chimera and Coexpression Patents is set forth on Exhibit B attached hereto. Exhibit B is a list of patents and patent applications that GNE in good faith believes represents the Chimera and Coexpression Patents as of the Effective Date. Upon written request of PDL (which request shall not be made more than once per calendar year), GNE agrees to provide a written update listing the Licensed Patents, and such update shall constitute an amendment to Exhibit B.
 GNE may, at its option, furnish such update to PDL from time to time during the term of this Agreement as part of an update to the Master Agreement.
Article III

FEES AND ROYALTIES

3.01  License Exercise Fee.  Within fifteen (15) business days after the Effective Date of this Agreement, PDL shall pay to GNE a non-creditable, non-refundable license exercise fee of [One Million United States Dollars (US $1,000,000) for a license under the Chimera and
Coexpression Patents][      ] for a license under the [Chimera] [Coexpression]
Patents]. [Drafting note: Amount will depend on whether PDL takes a license under the Chimera Patents, the Coexpression Patents, or both.]
Such amounts shall be increased annually beginning on January 1, 1999 and on each January 1 thereafter by an amount equal to the Consumer
 Price Index-U (or its successor) published by the U.S. Bureau of Labor Statistics ("CPI-U") for the prior year.

3.02.  Annual Maintenance Fees.  In further consideration of the license
granted in Article II, within fifteen (15) business days of the [     ]
anniversary of the Effective Date and each anniversary thereafter, PDL shall
pay to GNE a nonrefundable annual maintenance fee of [     ] under the license
for the Chimera and Coexpression Patents] [     ] under the license for the
[Chimera] [Coexpression] Patents]. [Drafting note: Amount will depend on whether PDL takes a license under the Chimera Patents, the Coexpression Patents, or both.] The annual maintenance fees paid by PDL hereunder shall be fully creditable against royalties payable for the year with respect to which such annual maintenance fees are paid.

3.03.  Earned Royalties.  In further consideration of the rights and
licenses granted under Article II, PDL shall pay to GNE a royalty of [     ]
of Net Sales of Licensed Products sold by PDL, its Affiliates and its Sublicensees under the Licensed Patents in each country in the Territory until the later of the last date on which there is a Valid Claim that, but for the licenses granted to PDL under this Agreement, would be infringed by the making, using, importation, having made, offering for sale or sale of that Licensed Product in such country in the Territory or by the manufacture of Licensed Product in the country of manufacture. [Drafting Note: Include the following sentence if the licensed Antibody is a bispecific antibody: "If the Antigen is the target of one arm of a bispecific antibody, then both arms shall be considered one Licensed Product for purposes of calculating royalties
with respect to such Licensed Product, and PDL shall pay a royalty of [     ]
of Net Sales by PDL, its Affiliates and Designees."]

3.04. Sales To and Between Affiliates, Etc. No royalties shall be due upon sales of Licensed Products by and between PDL, its Affiliates, its Designees, co-promoting parties or co-marketing parties as permitted under
Section 2.02; provided, however, that the royalty hereunder shall be payable upon the final sale of such Licensed Product by any of the foregoing to a non-Affiliate.

3.05 Royalties to Third Parties. PDL acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, importation, use, and sale of any Licensed Product under this Agreement, and that PDL shall be responsible for any royalties and other payments with respect to those license rights. In no event shall PDL have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to GNE under the this Agreement.

Article IV

RECORDS, REPORTS AND PAYMENTS

4.01.  Records Retention.  PDL shall keep and shall cause its
Sublicensees to keep records of the sales of all Licensed Products in sufficient detail to permit GNE to confirm the accuracy of PDL's royalty calculations for a period of at least three (3) years after each reporting period in which Net Sales occur. At GNE's request and expense not more than once per year, PDL shall permit an independent certified public accountant appointed by GNE and acceptable to PDL to examine, upon reasonable notice and at reasonable times, such records solely to the extent necessary to verify PDL's calculations. Such examination shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. If PDL's royalties are found to be in error such that royalties to GNE were underpaid then PDL shall promptly pay any deficiency, plus interest at the
prime rate, to GNE and if the deficiency is more than [     ] then PDL shall
reimburse GNE for its costs in examining such records. Any overpayment by PDL will be promptly corrected by a refund.

4.02. Reports. Within sixty (60) days after the end of each calendar quarter following PDL's or its Designee's first commercial sale of a Licensed Product, PDL shall furnish to GNE a written report of all sales of Licensed Products subject to royalty under Section 3.03 during the calendar quarter most recently ended, provided that reports with respect to sales by Designees shall include only those sales for which royalty reports were received by PDL during such calendar quarter. Such report shall include (i) the determination of Net Sales as specified in Section 1.11; and (ii) the royalty payment then due by PDL to GNE. PDL agrees to notify GNE in writing within sixty (60) days after the date on which PDL, its Affiliates or Sublicensees obtain marketing approval of a Licensed Product in any country in the Territory. Such notice shall specify the country in which marketing approval was obtained and the date of such approval.

4.03 Payments. Concurrently with each report pursuant to Section 4.02, PDL shall make the royalty payment then due. Payments shall be in United States dollars and, unless otherwise agreed in writing, shall be made by wire transfer to such bank as GNE may from time to time designate in writing, without set-off and free and clear of and without any deduction or withholding for or on account of any taxes, duties, levies, imposts, fees or charges except for withholding required by tax authorities for income or withholding taxes on royalties actually payable to GNE. PDL shall make any withholding payments due on behalf of GNE and shall promptly provide GNE with official tax receipts or other written documentation sufficient to enable GNE to satisfy the United States tax authorities with respect to GNE's application for a foreign tax credit for such payment. GNE agrees to reasonably cooperate with PDL in obtaining a refund of any withholding taxes or levies paid by PDL, if any, with respect to any payments to GNE hereunder. In the event that GNE is successful in obtaining any refund of tax withholding amounts paid by PDL under this Agreement, GNE agrees to promptly remit such refund amount to PDL.
 PDL shall be liable for interest on any overdue royalties at the rate of ten percent (10%) per annum, or the highest rate allowed by law, whichever is less, commencing on the date such royalties are due until paid.

4.04.  Currency Conversion.  Royalties due on Net Sales of Licensed
Products made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) banking days of each calendar quarter.

Article V

LIABILITY, REPRESENTATIONS

5.01. Indemnification. PDL shall defend, indemnify and hold GNE harmless against any and all liability, damage, loss, cost or expense resulting from any third party claim, suit or other action arising out of or based on the manufacture, use or sale of any Licensed Product by PDL, its Sublicensees or co-promoting or co-marketing entities pursuant to Section 2.02; provided, however, that GNE shall promptly notify PDL of such claim or action and PDL, at PDL's cost, shall have sole control over the defense, including any settlement of any claim or action, with full cooperation from GNE.

5.02.  Representations of GNE.  GNE represents and warrants to PDL that:

(a) The execution, delivery and performance of this Agreement by GNE will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which GNE is a party or by which it is bound, or to GNE's knowledge, violate any statute, rule or governmental regulation applicable to GNE.

(b) GNE has all requisite legal and corporate power and authority to enter into this Agreement on behalf of itself and its Affiliates and to carry out and perform its obligations under the terms of this Agreement.


5.03.  Representations of PDL.  PDL represents and warrants to GNE that:

(a) The execution, delivery and performance of this Agreement by PDL will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which PDL is a party or by which it is bound, or to PDL's knowledge, violate any statute, rule or governmental regulation applicable to PDL.

(b) PDL has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.


Article VI

PATENT INFRINGEMENT

6.01. Notification of Infringement. PDL shall promptly notify GNE in writing of any actual or suspected infringement by third parties of any patent within the Licensed Patents of which PDL is aware, which notification shall specify in reasonable detail the nature of such actual or suspected infringement, and shall provide GNE with the available evidence, if any, of such infringement.

6.02. Enforcement of Licensed Patents. GNE shall retain the sole right, at its sole discretion and expense, to enforce Licensed Patents against third party infringers.

6.03. No Warranty of Non-Infringement. Nothing in this Agreement shall be construed as a representation made or warranty given by GNE that the practice by PDL or its Sublicensees of the license granted hereunder will not infringe the patent rights of any third party.

Article VII

CONFIDENTIALITY
The provisions of Article 9 of the Master Agreement are incorporated by reference as if set forth in their entirety herein.


Article VIII

TERM AND TERMINATION

8.01.  Term.  This Agreement shall come into force as of its Effective
Date and shall continue in full force and effect on a country by country basis, unless earlier terminated as provided herein, until the expiration of the last to expire of the Licensed Patents.

8.02. Termination for Breach. GNE shall have the right to terminate this Agreement and the licenses granted hereunder upon thirty (30) days' prior written prior notice to PDL for PDL's material breach of this Agreement if PDL has failed to cure such breach within thirty (30) days of notice thereof; it being understood, however, that if within thirty (30) days after receipt of any such notice PDL shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of PDL, unless such breach or default is not in fact remedied within a reasonable period of time. If PDL disputes the existence of a material breach on its part or the failure to cure such breach within the period for cure, the provisions for resolution of a default shall be limited to those set forth in Section 11.6 of the Master Agreement.

8.03. Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

8.04. Termination by PDL. PDL may terminate this Agreement at any time upon sixty (60) days' prior written notice to GNE.

8.05. Effect of Termination. Termination of this Agreement in whole or in part for any reason shall not relieve PDL of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination. Termination of this Agreement as to PDL shall result in the termination of the licenses of PDL and all Sublicensees of PDL.

 Article IX

MISCELLANEOUS PROVISIONS

9.01. Limitations on Assignments. Neither this Agreement nor any interests hereunder shall be assignable by either Party without the written consent of the other; provided, however, that either Party may assign this Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Agreement relates without obtaining the consent of the other Party.


9.02. Jurisdiction and Choice of Laws. This Agreement shall be interpreted and construed under the laws of California, and PDL agrees to submit to the jurisdiction of California.

9.03.   Disputes.  The provisions of Section 11.6 of the Master
Agreement are incorporated by reference as if set forth in their entirety herein.

9.04. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

9.05. Further Acts and Instruments. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

9.06. Entire Agreement. This Agreement and the Master Agreement, constitute and contain the entire agreement of the Parties with respect to the Antigen and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof. In the event of any conflict between the terms of this Agreement and the Master Agreement with respect to the subject matter herein, the terms of this Agreement shall govern. This Agreement may be amended or modified or one or more provisions thereof waived only by a written instrument signed by both of the Parties.

9.07. Severability. If in any jurisdiction any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; in other jurisdictions, this Agreement shall not be affected.

9.08. Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

9.09. WARRANTIES. The Parties represent and warrant that they have the power to enter into this agreement. OTHERWISE, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

9.10. Notices. Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegraph or deposited in the mail, postage prepaid, for mailing by first class, certified or registered mail, return receipt requested, addressed as follows:

If to PDL, addressed to:

Protein Design Labs, Inc.
34801 Campus Drive
Fremont, CA 94555
Attn:  General Counsel

Facsimile number:  (510) 574-1500

If to GNE, addressed to:
Genentech, Inc.
One DNA Way
South San Francisco, CA 94080
Attn:  Corporate Secretary

Facsimile number:  (650) 225-8654

or to such other address or addresses as may be specified from time to time in a written notice.

9.11. Wire Transfer of Funds. Unless otherwise specified in writing, all payments by PDL required hereunder shall be made by wire transfer at the written direction of GNE.

IN WITNESS WHEREOF, GNE and PDL have caused this Agreement to be executed by their duly authorized representatives.

PROTEIN DESIGN LABS, INC.

By:


Title:


Date:



GENENTECH, INC.

By:


Title:


Date:



EXHIBIT A

Antigens


Licensed Patents

[Chimera Patents/Coexpression Patents]
[Both Chimera and Coexpression Patents]

EXHIBIT B

        Chimera and Coexpression Patents and Patent Applications

Country     Appln. Dt     Appln. No.     Patent No.           Patent Date

[                                                                        ]


EXHIBIT B

GNE Licensed Patents

The following are patents and patent applications (also known as the "Cabilly Patents") issued and filed in certain countries in the world and licensed as part of the GNE Licensed Patents under the Agreement:

Chimera and Coexpression Patents and Patent Applications

Country Appln. Dt        Appln. No.      Patent No.          Patent Date

[                                                                         ]

Exhibit C

Form of PDL License Agreement

Confidential Treatment Requested
PDL LICENSE AGREEMENT
between
PROTEIN DESIGN LABS, INC.
and
GENENTECH, INC.

This PDL License Agreement ("Agreement"), effective as of
_____________ ("Effective Date"), is made by and between PROTEIN DESIGN LABS, INC., a Delaware corporation, having offices at 34801 Campus Drive, Fremont, CA 94555 (hereinafter "PDL") and GENENTECH, INC., a Delaware corporation, having offices at 1 DNA Way, South San Francisco, CA 94080 (hereinafter "GNE").
RECITALS
A. GNE and PDL have entered into a Patent Licensing Master Agreement effective September __, 1998 (the "Master Agreement"), pursuant to which GNE may enter into this Agreement with respect to a license under the "Queen Patents" for GNE's antibody products.

B. The Master Agreement provides GNE with the right to obtain a nonexclusive, worldwide, royalty-bearing license under the PDL Licensed Patents under the terms and conditions of this Agreement.

        AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1.      DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity. Notwithstanding the foregoing, the term "Affiliate" under this Agreement with respect to GNE shall not include Roche Holdings, Inc., including its affiliated companies ("Roche"), until assignment of this Agreement to a member of such enterprise in accordance with Section 8.01.

1.02 "Antibody" means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but only with respect to the Antigen for a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab')2, single-chain antibodies and antibody conjugates bound to a toxin, label or other moiety, as well as any and all such constructs directed against the Antigen.

1.03  "Antigen" means the target molecule:
_________________________________.

1.04 "Bulk Product" means Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

1.05 "Combination Product(s)" means any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.06 "Europe" means the European Patent Convention Member Countries, including any successor organization and any additional countries that may join such organization from time to time during the term of this Agreement.

1.07 "Finished Product(s)" means any and all Licensed Products in form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.08 "Licensed Product(s)" means an Antibody with respect to which GNE has either significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, a Valid Claim.

1.09  "Net Sales" means the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale or other transfer of Finished Products by GNE, Affiliates of GNE, GNE's sublicensees, Roche or Affiliates of GNE's sublicensees to an independent third party not an Affiliate of GNE, a sublicensee of GNE,
Roche, or an Affiliate of a sublicensee of GNE, less [     ] to cover
the following: (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) outer packing, freight and freight insurance costs. For all Finished Product(s) used or consumed by others
than GNE, GNE shall be entitled to deduct [     ] from Net Sales in lieu
of all other deductions such as taxes, shipping charges, packing, allowances and the like prior to calculating royalties due. If GNE or any of its Affiliates or sublicensees receive non-cash consideration for any Finished Product sold or otherwise transferred to an independent third party not Roche or an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to GNE, or as reasonably estimated by GNE if unknown, shall be included in the definition of Net Sales. Net Sales shall not include Finished Products provided for bona fide clinical trial, evaluation, research or development purposes.

Net Sales for Bulk Products shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

The method of calculating Net Sales of materials in form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by good faith discussion between PDL and GNE prior to the first sale or transfer of any such material by GNE to a non-Affiliate.

1.10 "Opposition Proceedings" means the legal proceedings at the European Patent Office ("EPO") initiated against EP patent 451,216B1 and terminating at the decision (oral and/or written) rendered by the Opposition Division ("OD") of the EPO, but excluding any proceedings resulting from the filing of an appeal to the OD's decision.

1.11 "PDL Licensed Patents" means the patents and patent applications identified on Exhibit A, and including any applications filed as of the Effective Date in the United States or any foreign jurisdiction. PDL Licensed Patents shall include U.S. or foreign patents or patent applications which claim priority to any application to which a listed U.S. Patent also claims priority. PDL Licensed Patents shall also include any foreign equivalents, addition, continuation, continuation-in-part or division of such patents or patent applications or any substitute applications therefor, any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent. [Drafting Note: Update by PDL prior to delivery.]

1.12  "Territory" means either (a) worldwide, or (b) [         ]

1.13 "Valid Claim" means any claim in any PDL Licensed Patents which claim has neither expired or been disclaimed nor been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

2.      LICENSE

2.01 License Grant. Subject to the fulfillment by GNE of all of the terms and conditions of this Agreement, PDL hereby grants to GNE and GNE hereby accepts a nonexclusive license in the Territory under the PDL Licensed Patents, including the right to grant sublicenses in accordance with Section 2.02, to make, have made, import, use, offer to sell and sell Licensed Products in the Territory. PDL shall be free at its discretion to enter into additional agreements with additional licensees at any time and on terms solely of its choosing.

2.02 Limitation on Sublicenses; Notification. GNE shall have the right to grant sublicenses of its rights under Section 2.01 with respect to Licensed Products, provided that GNE shall grant such sublicenses only in connection with the assignment or license by GNE to such sublicensee of the right to use, make, have made, sell or otherwise transfer the Licensed Products. GNE shall notify PDL of the identity of the sublicensee and scope of such sublicense promptly following the grant of a sublicense hereunder. Notwithstanding the assignment or grant of a sublicense by GNE hereunder, GNE shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant of any sublicenses under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and GNE shall remain fully responsible to PDL for the performance of any and all such terms by its sublicensees.

2.03 Updates to List of PDL Licensed Patents. Upon written request of GNE (which request shall not be made more than once per calendar year), PDL agrees to provide a written update listing the PDL Licensed Patents, and such update shall constitute an amendment to Exhibit A. PDL may, at its option, furnish such update to GNE from time to time during the term of this Agreement as part of an update to the Master Agreement.

2.04 No Other Rights. GNE acknowledges and agrees that, except for the license expressly granted under Section 2.01, no rights to any other PDL patents or patent applications, or to any know-how, trade secrets or licenses are included in this Agreement or granted by implication, estoppel or otherwise.

2.05   [           ]

3.      PAYMENTS, ROYALTIES, REPORTS

3.01 Signing Fee. In consideration for the license granted by PDL under Article 2 of this Agreement, GNE shall pay to PDL, within fifteen
(15) business days of the Effective Date of this Agreement, a nonrefundable signing and licensing fee in the sum of [One Million] [
] United States Dollars (US$ [1,000,000] [     ]), increased annually
beginning on January 1, 1999 and on each January 1 thereafter by an amount equal to the Consumer Price Index-U (or its successor) published by the U.S. Bureau of Labor Statistics ("CPI-U") for the prior year. GNE shall be entitled to deduct from the signing and licensing fee under this Agreement any amounts not previously credited and subject to credit under Section 3.03(a). All such deductions shall be documented with any
payments hereunder. [           ]

3.02  Annual Maintenance Fee.  In further consideration of the license granted under Article 2, within fifteen (15) business days of
the [     ] anniversary of the Effective Date and each anniversary
thereafter, GNE shall pay PDL a nonrefundable annual maintenance fee in
the amount of [     ]. Such annual maintenance shall be fully creditable
against royalties payable by GNE for the year with respect to which such
annual maintenance fee is paid.  [             ]

3.03    Credits; Reductions.  [                   ]

3.04 Royalties to PDL. In further consideration of the rights and licenses granted under Article 2, GNE shall pay to PDL a royalty of [
] of the Net Sales of all GNE Licensed Products sold by GNE or its Affiliates or sublicensees or Roche in each country in the Territory until the later of the last date on which there is a Valid Claim that, but for the licenses granted to GNE under this Agreement, would be infringed by the making, using, importation, having made or sale of that Licensed Product in such country in the Territory or by the manufacture of Licensed Product in the country of manufacture. [Drafting Note:
Include the following sentence if the licensed Antibody is a bispecific antibody: "If the Antigen is the target of one arm of a bispecific antibody, then both arms shall be considered one Licensed Product for purposes of calculating royalties with respect to such Licensed Product,
and GNE shall pay a royalty of [      ] of Net Sales GNE, its Affiliates
or sublicensees or Roche."]

3.05 Sales Among Affiliates. Sales or other transfers of Licensed Products between and among GNE and any of its Affiliates, its sublicensees or Roche which are subsequently resold or to be resold by such Affiliates, sublicensees or Roche shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on any subsequent sale or other transfer of such Licensed Products to a non-Affiliate.

3.06 Combination Products. Net Sales in a particular country in the Territory, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country in the Territory when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Finished Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Finished Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country in the Territory, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question.

3.07 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) banking days of each calendar quarter.

3.08    Reports.
(a) Current Reports. GNE agrees to make written reports and royalty payments to PDL within sixty (60) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first commercial sale or other transfer of a Licensed Product by GNE, its Affiliates. Sublicensees or Roche, provided that reports with respect to sales by sublicensees or Roche shall include only those sales as to which royalty reports were received by GNE during such calendar quarter. These reports shall be certified by an officer of GNE and shall state for the calendar quarter in question: (1) Identification on a country-by-country basis of the Licensed Product, (2) Net Sales in the Territory, (3) the quantities of Licensed Products sold or manufactured in such quarter in the Territory,
(4) applicable offsets and (5) the net royalty due to PDL thereon pursuant to this Article 3. No later than at the time of the making of each such report, GNE shall make any payment due to PDL of royalties for the period covered by such report.
(b) Termination Report. For each Licensed Product, GNE also agrees to make a written report to PDL within ninety (90) days after the date on which GNE, its Affiliates or sublicensees last sell or otherwise transfer that Licensed Product in the Territory stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

(c) Notification of Marketing Approval. GNE agrees to notify PDL in writing within sixty (60) days after the date on which GNE, its Affiliates or sublicensees or Roche obtain marketing approval of a Licensed Product in any country in the Territory. Such notice shall specify the country in which marketing approval was obtained and the date of such approval.

3.09 Inspection. GNE agrees to keep, and to require any of its Affiliates or sublicensees to keep, clear, accurate and complete records for a period of at least three (3) years for each reporting period in which Net Sales occur showing the sales of Licensed Products in the Territory in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records, and to require any of its Affiliates or sublicensees to permit their books and records, to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to GNE from time-to-time, but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal
that GNE underpaid PDL by [     ] or more, then GNE shall pay any
deficiency plus interest for such overdue royalties in accordance with
Section 3.11 hereof, and the audit fees shall be paid by GNE. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

3.10    Withholding.
(a) Fees. The amounts payable under Sections 3.01 and 3.02 shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with GNE in obtaining a refund of any withholding taxes or levies paid by GNE, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by GNE under this Agreement, PDL agrees to promptly remit such refund amount to GNE.
(b) Royalty Payments. GNE may withhold from royalties due to PDL amounts for payment of any income or withholding tax that GNE has actually paid to any taxing authority with respect to royalty amounts due to PDL hereunder in the Territory. GNE shall promptly provide PDL with official tax receipts or other documentation sufficient to enable PDL to satisfy U.S. tax authorities with respect to PDL's application for a for-tax credit. GNE agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products.

3.11 Interest on Overdue Royalties. GNE shall be liable for interest on any overdue royalties, at the rate of ten percent (10%) per annum, or the highest rate allowed by law, whichever is less, commencing on the date such royalties are due until paid.

3.12 Royalties to Third Parties. GNE acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, importation, use, and sale of any Licensed Product under this Agreement, and that GNE shall be responsible for any royalties and other payments with respect to those license rights. In no event shall GNE have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to PDL under the this Agreement.

4.      INFRINGEMENT OF PDL LICENSED PATENTS

4.01 Suits. PDL shall have no obligation hereunder to institute any action, suit or other proceeding against third parties for infringement of any PDL Licensed Patents or to defend any action, suit or proceeding brought by a third party which challenges or concerns the validity or enforceability of any PDL Licensed Patents in the Territory. Any monies recovered from alleged infringers shall be retained by PDL.

4.02 Notification of Third Party Infringements. GNE shall promptly notify PDL in writing of any actual or suspected infringement by third parties of any PDL Licensed Patent, which notification shall specify in reasonable detail the nature of such actual or suspected infringement of which GNE is aware and shall provide PDL with the available evidence, if any of such infringement.

5.      REPRESENTATIONS AND WARRANTIES; DISCLAIMERS;
        INDEMNIFICATION

5.01 Representations of GNE. GNE represents and warrants to PDL that:

(a) The execution, delivery and performance of this Agreement by GNE will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which GNE is a party or by which it is bound, or to GNE's knowledge, violate any statute, rule or governmental regulation applicable to GNE.

(b) GNE has all requisite legal and corporate power and authority to enter into this Agreement on behalf of itself and its Affiliates and to carry out and perform its obligations under the terms of this Agreement.

5.02 Representations of PDL. PDL represents and warrants to GNE that:

(a) The execution, delivery and performance of this Agreement by PDL will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which PDL is a party or by which it is bound, or to PDL's knowledge, violate any statute, rule or governmental regulation applicable to PDL.

(b) PDL has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

5.03    Disclaimers.  Nothing in this Agreement shall be construed as
(a) a warranty or representation by PDL as to the validity, enforceability or scope of any PDL Licensed Patents; (b) a requirement that PDL file any patent application, or to secure any patent or patent rights, or maintain any patent in force, or to provide copies of patent applications to GNE or its Affiliates or sublicensees, or to disclose any inventions described or claimed in such patent applications; or (c) a warranty or representation by PDL that any Licensed Product made, used, imported, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties. GNE acknowledges and agrees that any royalties or payments that may be due to third parties in order for GNE to make, have made, import, use, sell or otherwise dispose of Licensed Products shall be the sole responsibility of GNE.

5.04    No Other Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN
ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PDL LICENSED PATENTS OR ANY CELL LINES, ANTIBODIES OR LICENSED PRODUCTS DEVELOPED BY GNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF OR PRACTICE UNDER PDL LICENSED PATENTS OR ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY GNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

5.05 Indemnification. GNE shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of GNE or its Affiliates or sublicensees, and (b) the development, manufacture, holding, use, testing, advertisement, sale or other disposition by GNE, its Affiliates or sublicensees, or any distributor, customer or representative thereof or any one in privity therewith, of any Licensed Product; provided, however, that PDL shall promptly notify GNE of such claim, proceeding, loss, expense or liability and GNE, at GNE's cost, shall have sole control over the defense, including settlement of any claim or action, with full cooperation from PDL.

6.      CONFIDENTIALITY
The provisions of Article 9 of the Master Agreement are incorporated by reference as if set forth in their entirety herein.

7.      TERM AND TERMINATION

7.01 Term. Unless earlier terminated as provided in this Article 7, this Agreement shall come into force on the Effective Date and shall continue until the last to expire of the PDL Licensed Patents.
Thereafter, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully-paid licenses.

7.02    Termination.
(a) This Agreement may be terminated on sixty (60) days prior written notice by GNE.
(b) If GNE shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within thirty (30) days after receipt of written notice thereof by the other party, PDL may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice PDL's rights to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within thirty (30) days after receipt of any such notice GNE shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of GNE, unless such breach or default is not in fact remedied within a reasonable period of time. If GNE disputes the existence of a default or material breach or making a false report or the failure to pursue a remedy or to remedy the default or breach, the provisions for resolution of a default shall be limited to those set forth in Section 11.6 of the Master Agreement.
(c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within sixty (60) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party's property; or
(iv) an assignment for the benefit of creditors of the other party.
(d) With the exception of GNE's participation in the Opposition Proceedings, in the event that GNE challenges a PDL Licensed Patent in any country the license granted under this Agreement may be terminated by PDL, to the extent permitted under applicable law, upon thirty (30) days prior written notice and the Territory shall exclude a license in such country effective as of the date of PDL's written notice.

7.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of any previous failure to perform hereunder or by its failure to take action with respect thereto.

7.04 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the rights and obligations, including without limitation any accrued payment obligations, under Articles 3, 5 and 6 shall survive any termination of this Agreement.

8.      MISCELLANEOUS

8.01 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either may assign this Agreement without consent to a party which acquires all or substantially all of that portion of the business to which this Agreement pertains, whether by merger, sale of assets or otherwise. A merger or consolidation shall be deemed to constitute an assignment.

8.02 Disputes.   The provisions of Section 11.6 of the Master
Agreement are incorporated by reference as if set forth in their entirety herein.

8.03 Severability. If any provision of this Agreement is declared invalid by a court of law resort or by any court, the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

8.04 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing as follows (or to such other address as may be specified in writing) and shall be effective three (3) days after such delivery:

If to PDL:   Protein Design Labs, Inc.
             34801 Campus Drive
             Fremont, CA.  94555
             Attention: General Counsel
             Facsimile number:  (510) 574-1500

If to GNE:   Genentech, Inc.
             1 DNA Way
             South San Francisco, California USA 94080
             Attn:  Corporate Secretary
             Facsimile number:  (650) 225-8654

8.05 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

8.06 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.07 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable - control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

8.08 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.09 Entire Agreement. This Agreement and the Master Agreement constitute the entire Agreement between the parties hereto with respect to the Antigen and supersede all previous Agreements, whether written or oral. In the event of any conflict between the terms of this Agreement and the Master Agreement with respect to the subject matter herein, the terms of this Agreement shall govern. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PROTEIN DESIGN LABS, INC.                       GENENTECH, INC.


By:                                             By:

Title:______________________                    Title:______________________


Confidential Treatment Requested

Exhibit A

PDL Licensed Patents

The following are patents and patent applications (also known as the "Queen Patents") issued and filed in certain countries in the world and licensed as part of the PDL Licensed Patents under the Agreement:

1.  The following issued U.S. patents and U.S. patent applications:

No. 5,693,089, "Humanized Immunoglobulins," issued December 17,
1996.

No. 5,693,761, "Polynucleotides Encoding Improved Humanized
Immunoglobulins," issued December 2, 1997.

No. 5,693,762, "Humanized Immunoglobulins," issued December 2,
1997.

[       ]

2.  The following foreign patents and patent applications (as of August
1998):

Patent No.                     Country                      Title*

Issued 647383                   Australia            "Novel Immunoglobulins,
                                                      Their Production and Use"
Issued  0451216                 Austria                         "
Issued 0451216                  Belgium                         "
Issued 970016                   Brazil                          "
Issued 61095                    Bulgaria                        "
Issued 296964                   Germany                         "
Issued FR0451216                France                          "
Issued GB 0451216               Great Britain                   "
Issued 1001050                  Greece                          "
Issued  211174                  Hungary                         "
Issued IT O451216               Italy                           "
Issued LU O451216               Luxembourg                      "
Issued 92.2146                  Monaco                          "
Issued NL 0451216               Netherlands                     "
Issued 231984                   New Zealand                     "
Issued 132068                   Pakistan                        "
Issued 29729                    Philippines                     "
Issued  92753                   Portugal                        "
Issued SG O451216               Singapore                       "
Issued 89/9956                  South Africa                    "
Issued  2081974 T3              Spain                           "
Issued SE O451216               Sweden                          "
Issued CHO 451216               Switzerland                     "
Issued 50034                    Taiwan                          "
[       ]
Issued 671949                   Australia         "Humanized Immunoglobulins,
                                                   Their Production and Use"
Issued 0451 216B1               European                        "
[       ]

*Exact titles may differ in different countries.


Exhibit D

PDL Licensed Patents

The following are patents and patent applications (also known as the "Queen patents") issued and filed in certain countries in the world and licensed as part of the PDL Licensed Patents under the Agreement:

1.  The following issued U.S. patents and U.S. patent applications:

No. 5,693,089, "Humanized Immunoglobulins," issued December 17,
1996.

No. 5,693,761, "Polynucleotides Encoding Improved Humanized
Immunoglobulins," issued December 2, 1997.

No. 5,693,762, "Humanized Immunoglobulins," issued December 2,
1997.

[       ]

2.  The following foreign patents and patent applications (as of August
1998):

Patent No.                      Country                    Title*

Issued 647383                   Australia           "Novel Immunoglobulins,
                                                     Their Production and Use"
Issued  0451216                 Austria                       "
Issued 0451216                  Belgium                       "
Issued 61095                    Bulgaria                      "
Issued 970016                   Brazil                        "
Issued 296964                   Germany                       "
Issued FR0451216                France                        "
Issued GB 0451216               Great Britain                 "
Issued 1001050                  Greece                        "
Issued  211174                  Hungary                       "
Issued IT O451216               Italy                         "
Issued LU O451216               Luxembourg                    "
Issued 92.2146                  Monaco                        "
Issued NL 0451216               Netherlands                   "
Issued 231984                   New Zealand                   "
Issued 132068                   Pakistan                      "
Issued 29729                    Philippines                   "
Issued  92758                   Portugal                      "
Issued SG O451216               Singapore                     "
Issued 89/9956                  South Africa                  "
Issued  2081974 T3              Spain                         "
Issued SE O451216               Sweden                        "
Issued CHO 451216               Switzerland                   "
Issued 50034                    Taiwan                        "
[       ]
Issued 671949                   Australia          "Humanized Immunoglobulins,
                                                    Their Production and Use"
Issued 0451 216B1               European                      "
[       ]

Exhibit E

Form of Press Release

For Immediate Release

Contacts:
Protein Design Labs, Inc.
Robert L. Kirkman, M.D.
Vice President, Business Development and
Corporate Communications
510-574-1419
Genentech, Inc.
Laura Leber (media contact)
650-225-5759
Susan Bentley (investor contact)
650-225-1034

PROTEIN DESIGN LABS AND GENENTECH ANNOUNCE AGREEMENT FOR ANTIBODY
PATENTS

Fremont, CA and South San Francisco, CA [September 28, 1998]
Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) and Genentech, Inc. (NYSE: GNE) today announced an innovative agreement to cross-license rights to certain intellectual property in the field of monoclonal antibodies. Under the agreement, Genentech will pay a $6.0 million upfront, non-creditable, non-refundable fee to PDL, and PDL will pay Genentech a $1.0 million upfront, non-creditable, non-refundable fee, for rights to license particular antibodies under specified patents and patent applications held by the other company.

"This unique agreement between two leading biotechnology companies demonstrates that intellectual property rights can be used in a positive manner in the competitive pharmaceutical environment," said Arthur D. Levinson, Ph.D., Genentech President and Chief Executive Officer, and Laurence Jay Korn, Ph.D, PDL Chief Executive Officer and Chairperson, in a joint statement. "Rather than create new obstacles, our agreement addresses potential proprietary rights issues and allows each company to pursue development of new products to meet important medical needs."

PDL has U.S. and European patents and patent applications which it believes cover most humanized antibodies and has granted licenses under its patents to numerous pharmaceutical and biotechnology companies. Genentech has patents and patent applications in the U.S. and elsewhere which it believes cover the expression of recombinant antibodies and certain chimeric and humanized antibodies, and also has issued licenses under these patents and patent applications to numerous other companies.

Under the agreement, Genentech and PDL each may obtain nonexclusive licenses under the other company's relevant patents or applications upon payment of a license fee of at least $1.0 million per antibody. Licensed antibodies will bear royalties on sales, if any. Initially, each company may select up to six antibodies. The number of licensed antibodies and the term of the agreement may be increased for additional fees.

Genentech has several monoclonal antibodies in its development portfolio. Herceptin[R] (trastuzumab), Genentech's humanized anti-HER2 antibody for the treatment of breast cancer, was recently recommended for approval by a U.S. Food and Drug Administration advisory committee. Other humanized antibodies in clinical development at Genentech include anti-IgE for allergic asthma and allergic rhinitis (Phase III), anti-VEGF for cancer (Phase II), anti-CD18 for acute myocardial infarction (Phase II), and anti-CD11a for psoriasis (Phase II).

PDL antibodies in clinical development include SMARTT (humanized) Anti-CD3 for transplantation and autoimmune disease (Phase I), OstavirT for chronic hepatitis B (Phase IIa) and SMART M195 for myeloid leukemias (Phase II/III). Zenapax[R] (daclizumab), a humanized antibody created by PDL, is currently marketed in the U.S. and several other countries by PDL corporate partner Hoffmann-La Roche Inc. and affiliates (Roche) for the prophylaxis of acute organ rejection in patients receiving renal transplants. PDL receives royalties on Zenapax sales. Independently from this agreement, Roche has obtained a royalty-free license from Genentech under certain patents for Zenapax.

        Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Eleven of the currently marketed biotechnology products stem from Genentech science, six of which Genentech markets directly in the U.S.

        Protein Design Labs, Inc. is a leader in the development of humanized and human antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development in the areas of transplantation, autoimmunity and inflammatory conditions, cancer and infectious disease. PDL also has a program to develop novel antimicrobial agents based on the identification of microbial genes expressed when microbes infect a host.

Protein Design Labs, SMART, Ostavir and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc. Herceptin is a registered U.S. trademark of Genentech, Inc. Zenapax is a registered U.S. trademark of Hoffmann-La Roche Inc.